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                                               HYDE ATHLETIC INDUSTRIES, INC. AND SUBSIDIARIES
                                                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
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                                                                                                        For the
                                                                                                  Thirteen Weeks Ended
                                                                                                  --------------------
                                                                                             April 4,                April 5,
                                                                                               1997                    1996
                                                                                               ----                    ----

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PRIMARY

   Net income applicable to common stock                                                $         283,201       $         739,469
                                                                                        -----------------       -----------------

   Weighted average shares:
     Average shares outstanding                                                                 6,236,886               6,217,142
        Dilutive stock options based upon
        application of the treasury stock
        method using average market price                                                          32,960                   8,818
                                                                                        -----------------       -----------------

          Total shares                                                                          6,269,846               6,225,960
                                                                                        =================       =================

   Net income per share                                                                 $            0.05       $            0.12
                                                                                        =================       =================


FULLY DILUTED
   Net income applicable to common stock                                                $         283,201       $         739,469
                                                                                        -----------------       -----------------

   Weighted average shares
     Average shares outstanding                                                                 6,236,886               6,217,142
        Dilutive stock options based upon
        application of the treasury stock method
        using market price at end of period or
        average market price, if greater                                                           33,056                   8,818
                                                                                        -----------------       -----------------

          Total shares                                                                          6,269,942               6,225,960
                                                                                        =================       =================

   Net income per share                                                                 $            0.05       $            0.12
                                                                                        =================       =================

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